Exhibit 10.1

TERMINATION AGREEMENT
TO THE DISCOUNT FACTORING AGREEMENT
AND RELATED DOCUMENTS

This TERMINATION AGREEMENT (this “Termination Agreement”), dated as of June 5, 2009, is entered into by and between Harbrew Imports, Ltd., a New York corporation (the “Company”), Capstone Business Credit, LLC (“CBC”) and Capstone Capital Group I, LLC (“CCG”, and together with CBC, the “Factor”).
RECITALS

WHEREAS, the Company and the Factor entered into a Discount Factoring Agreement, dated January 22, 2007 (the “Factoring Agreement”), pursuant to which the Factor provided certain financing to the Company; and

WHEREAS, the Company and the Factor entered into a certain Purchase Order Financing Agreement dated as of January 22, 2007 (the “PO Financing Agreement”, and with the Factoring Agreement, the “Financing Agreements”) pursuant to which the Factor provided certain financing to the Company; and

WHEREAS, the Company and the Factor are parties to a Settlement Agreement dated as of August 21, 2008, as amended by that certain First Amendment to the Settlement Agreement dated as of November 7, 2008, and as further amended by that certain Second Amendment to the Settlement Agreement dated as of December __, 2008 (as amended, restated, modified or supplemented and in effect from time to time, the “Settlement Agreement”); and

WHEREAS, pursuant to certain Guarantees dated January 22, 2007, as reaffirmed by the Reaffirmation of Guarantor dated October 31, 2007, and further reaffirmed in the First Amendment to the Settlement Agreement and in the Second Amendment to the Settlement Agreement (the “Guarantees”), Richard DeCicco (the “Guarantor”) irrevocably and unconditionally guaranteed all of the obligations of the Company under the Financing Agreements and related agreements; and

WHEREAS, as of the date of this Termination Agreement, the Company owes to the Factor $2,833,204.36 under the Financing Agreements (the “Amount Owed”); and

WHEREAS, the Company and the Factor desire to amend the Settlement Agreement and terminate the PO Financing Agreement upon the terms and conditions of this Termination Agreement; and

WHEREAS, capitalized terms which are used herein without definition and which are defined in the Settlement Agreement shall have the same meanings herein as in the Settlement Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of the Financing Agreements.  Subject to the provisions of this Termination Agreement, the Company and the Factor shall hereby terminate the PO Financing Agreement as of the date of this Agreement (the “PO Financing Termination Date”).  Without limiting the generality or effect of the immediately preceding sentence, from and after the PO Financing Termination Date, the parties hereto shall have no further rights or obligations under the PO Financing Agreements, except as specifically set forth herein.  Subject to the provisions of this Termination Agreement, upon the payment in full of the Promissory Note (as defined herein), the Company and the Factor shall each be entitled to terminate the Factoring Agreement at any time pursuant to the terms of that Factoring Agreement (the “Factoring Termination Date”).

2. Settlement Under the Financing Agreements. For and in consideration of the full settlement of any and all claims that are, could have been or might in the future be asserted by the Factor against the Company arising out of, or in connection with, the PO Financing Agreement, the parties agree as follows:

A.
As payment under the PO Financing Agreement, and in full settlement of any outstanding claims, the Borrower shall deliver to the Factor $2,833,204.36 in readily available funds and/or securities (the “Settlement Payment”), which shall be paid by Borrower to Capstone as follows:

i.
$500,000 shall be paid pursuant to the terms of an unsecured promissory note bearing interest at the rate of seven percent (7%) per annum to be delivered to the Factor on the date hereof (the “Promissory Note”).   The Promissory Note is attached hereto as Exhibit A.  The payment terms under that certain Promissory Note shall be as follows:

(a)	A payment of $10,000 per month shall be made to the Factor, which payment shall be first due thirty (30) days from the Effective Date and continuing for a period of twenty four (24) months,
(b)	A payment of $100,000 shall be due on the thirteenth (13th) month following the Effective Date,
(c)	The remaining amount due shall be paid in full on the date that is twenty five (25) months following the Effective Date, and
(d)
In the event the Company is successful in any financing, the Company shall pay fifty percent (50%) of any monies raised (up to the outstanding balance of the Promissory Note) to the Factor as a partial or full payoff of the Promissory Note.

ii.
$500,000 worth of common stock of the Company’s parent company, Iconic Brands, Inc. (formerly, Paw Spa, Inc.), (which is equal to 1,000,000 shares of Iconic Brands, Inc. (formerly, Paw Spa, Inc.) common stock) shall be issued to the Factor;

iii.
$1,833,205 worth of Series B Convertible Preferred Stock of the Company’s parent company, Iconic Brands, Inc. (formerly, Paw Spa, Inc.), (which is equal to 916,603 shares of Class B Preferred Stock) shall be issued to the Factor.  The Class B Preferred Stock shall have a value of $2.00 per share.  The Certificate of Designation for the Class B Preferred Stock is attached hereto as Exhibit B; and

iv.
A warrant to purchase up to 1,000,000 shares of common stock at an exercise price of $0.50 per share with an expiration date of three (3) years from the date hereof.  A copy of the Warrant is attached hereto as Exhibit C.

B.	Releases.
i.
With no additional acts required by any party, at the date when there is only $400,000 remaining to be paid under the Promissory Note, Capstone, for itself and its predecessors, successors, subsidiaries and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents (collectively, the “Capstone Releasing Parties”) hereby releases, waives and forever discharges the Company and its predecessors, successors, assigns, subsidiaries, and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents (collectively, the “Borrower Released Parties”) from any and all actions, suits, damages, claims and demands which the Capstone Releasing Parties may have as of the date hereof against the Borrower Released Parties (whether known or unknown, liquidated or unliquidated, due or to become due, direct or derivative, and whether absolute, accrued, contingent or otherwise, and whether heretofore arising from tort, statute, fiduciary duties or contract), arising out of, under or in connection with the Financing Agreements, including but not limited to the Guarantees provided by the Guarantor.

ii.
With no additional acts required by any party, at the date when there is only $400,000 remaining to be paid under the Promissory Note, the Company, for itself and its predecessors, successors, subsidiaries and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents (collectively, the “Borrower Releasing Parties”) hereby release, waive and forever discharge the Factor and its predecessors, successors, assigns, subsidiaries, and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents as well as the Guarantor (collectively, the “Capstone Released Parties”) from any and all actions, suits, damages, claims and demands which the Borrower Releasing Parties may have as of the date hereof against the Capstone Released Parties (whether known or unknown, liquidated or unliquidated, due or to become due, direct or derivative, and whether absolute, accrued, contingent or otherwise, and whether heretofore arising from tort, statute, fiduciary duties or contract), arising our of, under or in connection with the Financing Agreements.

iii.
The releases provided for in this Section B (the “Releases”) apply in all jurisdictions.  Nothing contained in the foregoing Releases shall be construed to impair any representation, obligation, promise, covenant or condition contained in this Termination Agreement.

C.
UCC-3 Termination Statements.  Upon the Factoring Termination Date, the Factor shall file UCC-3 termination statements terminating their liens on Borrower’s assets granted pursuant to the Financing Agreements.  In the event the Factor does not timely file such UCC-3 termination statements, the Company shall be authorized to file such UCC-3 termination statements on behalf of the Factor.

3. Binding Agreement. This Termination Agreement shall be binding upon and inure the benefits of the parties hereto and their respective heir, executors, administrators, predecessors, successors, and assigns and upon any corporation or other entity into or with which any party hereto may merger or consolidate.

4. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

5. Brokers.  Each party hereto hereby confirms that no brokers or finders were employed by such party or any of its officers, directors, employees or shareholders in connection with the Financing Agreements.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Termination Agreement shall not be interpreted or construed with any presumption against the party causing this Termination Agreement to be drafted.

7. Enforceability.  Should any provision of the Termination Agreement be declared or determined by any court, arbitrator or body of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Termination Agreement.

8. Authority.  The parties hereto, each for themselves or on behalf of the parties they represent, hereby represent and warrant that each has the full power, capacity and authority to enter into and perform the obligations under and in connection with this Termination Agreement, and that this Termination Agreement, when executed, will constitute a valid, legal and binding agreement, enforceable against themselves in accordance with the terms hereof.

9. Entire Agreement; Amendment; and Merger. This Termination Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Financing Agreements or Settlement Agreement, neither the Company nor the Factor makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Termination Agreement nor any of the Financing Agreements or the Settlement Agreement may be waived or amended other than by a written instrument signed by the parties, and no waiver of any of the provisions of this Termination Agreement shall be binding unless agreed to in writing by the party or parties against which such waiver is sought to be enforced.

[REMAINDER OF PAGE LEFT BLANK]

[SIGNATURE PAGE TO CAPSTONE TERMINATION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first above written.

HARBREW IMPORTS, LTD.

By:
     Name: Richard DeCicco
     Title: President

CAPSTONE BUSINESS CREDIT, LLC

By:
     Name: Robert Olson
     Title: Chief Financial Officer

CAPSTONE CAPITAL GROUP I, LLC

By:
     Name: Robert Olson
     Title: Chief Financial Officer